                                                                 Exhibit 99.g.22

                     Nicholas-Applegate Institutional Funds
                          600 West Broadway, 30th Floor
                               San Diego, CA 92101


                            CMS AUTHORIZATION LETTER


Brown Brothers Harriman & Co.
40 Water Street
Boston, MA  02109

Ladies and Gentlemen:

     We, Nicholas Applegate Capital Management, on behalf of the portfolios listed on the attached "Appendix", agree to subscribe to the Brown Brothers Harriman & Co. (BBH&Co.) Cash Management Service (CMS). As such we hereby instruct BBH&Co. to invest uncommitted USD demand deposit balances as outlined below. This authorization shall constitute proper standing instructions to BBH&Co. until amended or terminated upon written notice between the Account and BBH&Co. and agreed upon by each.

     The Funds accept and agree to BBH&Co.'s practice of investing the Funds' excess demand deposit balances in unrestricted overnight deposit instruments of BBH&Co.'s Grand Cayman branch or unrestricted overnight deposit instruments of branches of the U.S.-licensed commercial banks noted within the attached Exhibit A.

     The Funds understand that excess cash invested with deposit institutions domiciled offshore the continental United States, as with any offshore deposits, will be subject to both sovereign actions in the jurisdiction of the deposit institution and sovereign actions in the jurisdiction of the currency, including but not limited to freeze, seizure, or diminution. In any case, the risk associated with the repayment of principal and payment of interest on such instruments by the institution with whom the deposit is ultimately placed will be exclusively for the Funds' accounts.


                                              By:
                                                 --------------------------
                                              Name: Deborah A. Wussow

                                              Title: Assistant Secretary

                                              Date:  November ___, 2005

                                    APPENDIX


                              U.S. Convertible Fund
                             Emerging Countries Fund
                       Emerging Markets Opportunities Fund
                            U.S. High Yield Bond Fund
                            International Growth Fund
                     International Growth Opportunities Fund
                          International Systematic Fund
                        International All-Cap Growth Fund
                           U.S. Large Cap Growth Fund
                        U.S. Systematic SMID Growth Fund
                            U.S. Mini Cap Growth Fund
                            U.S. Emerging Growth Fund
                            U.S. Small Cap Value Fund
                            U.S. Large Cap Value Fund
             Nicholas Applegate Small Cap Emerging Countries Series
              Nicholas Applegate Global Equity (ex Australia) Trust